Exhibit 10.4

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This is a Separation Agreement and General Release of Claims (“Agreement”) dated as of January 28, 2025, between Avinger, Inc. (the “Company”), and Nabeel Subainati (“Employee”). Employee and the Company are referenced together herein as the “Parties.”

RECITALS

A.    WHEREAS, due to the closure of the company, Employee’s employment or other relationships with any of the Company Releasees (as defined below) will separate effective February 10, 2025 (“Separation Date”). The Company’s offer pursuant to this Agreement shall become effective on the Separation Date.

B.    Though this Agreement, Employee and Company mutually desire to settle all claims Employee has or might have against the Company through the date of execution hereof, including but not limited to those arising out of or relating to Employee’s prior service to the Company, and/or any Company Releasee, and/or the termination thereof.

TERMS AND SETTLEMENT

1.     Effective Date. This Agreement shall become effective eight (8) days after the later of a) the Separation Date if signed on or before the Separation Date, or b) the date of signature date of this Agreement, if signed after the Separation date (“Effective Date”).

2.    No Admission of Liability. None of the Parties, by entering into and fulfilling this Agreement, admit to any wrongdoing or liability, and each party denies any allegation of wrongdoing. The Parties intend, by their actions pursuant to this Agreement, merely to avoid the expense, delay, uncertainty, and burden of potential litigation.

3.    Consideration by the Company. In consideration for Employee’s promises made herein, the Company agrees to the following, which Employee acknowledges and agrees is full and adequate consideration for Employee’s execution of this Agreement:

3.1.    Severance. Provided that Employee meets all of Employee’s promises and obligations under this Agreement, including signing, and not revoking, the release of claims under the ADEA, the Company will pay Employee the gross amount of $11,700.00, less all applicable withholdings and deductions. The Company will tender the aforementioned severance payment to Employee six (6) days after the Effective Date, provided all Company Property, addressed below in Paragraph 6, has been returned by such time.

3.2.    Benefits. Employee’s health insurance benefits shall cease on the last day of February 28, 2025.

3.3.    Employee agrees and acknowledges that Employee would have no right to the severance benefits provided by this Agreement but for Employee’s execution and compliance with the terms of this Agreement.

4.    Entire Consideration. Employee agrees that the consideration set forth in this Paragraph 3 and its subparts shall constitute the entire consideration provided in return for Employee’s promises and agreements herein, and that Employee will not seek any further remuneration or payment from the Company for wage, damage, interest, penalty, expense, action, attorneys’ fees or cost, either individually or as part of a class, in connection with the matters encompassed by the Agreement and/or arising out of Employee’s services to the Company and/or the termination thereof.

5.    Taxes. Employee shall pay in full and be solely responsible for all taxes, interest or penalties relating to the consideration, and agrees to indemnify the Company against any assessment, and is not relying on any representations by the Company on this subject matter.

6.    Return of the Company’s Property. Employee represents that as of the Separation Date, Employee has returned any and all confidential and/or proprietary information of the Company (including but not limited to those of its clients and prospective clients) and other property of the Company in Employee’s possession. Such property includes, but is not limited to, all tangible and intangible property belonging to the Company and relating to Employee’s services to the Company, including computer/network password(s), trunk stock, product, equipment (e.g., imaging console) and other items provided to Employee by the Company, developed or obtained by Employee in connection with his or her employment with the Company, or otherwise belonging to the Company in accordance with the Company’s instructions. The Parties agree that if Employee fails to comply with this provision regarding return of Company property, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action. Any such individual breach or disclosure shall not excuse Employee from his/her other obligations hereunder. By executing this Agreement, Employee represents and warrants that Employee has not retained any copies, electronic or otherwise, of such property.

7.    Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, stock, stock options, vesting, commissions and any and all other benefits and compensation due to Employee, provided that the foregoing shall not relieve the Company of its obligation to pay Employee’s earned and unpaid salary through the Separation Date. Such amounts are not consideration for this Agreement.

8.    Release of Claims. In consideration for the promises set forth in this Agreement, Employee does hereby — for Employee and for Employee’s heirs, spouse, representatives, attorneys, executors, administrators, successors, relatives and assigns — release the Company and all of its current and former corporate subsidiaries, brother/sister companies, affiliates, partners, predecessors, successors and assigns, and all of their current and former owners, directors, officers, supervisors or managers, employees, agents, representatives, and attorneys and all persons acting under, by, through, or in concert with any of them (collectively “Company Releasees”), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before the Effective Date of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with Company or the termination thereof, any claims for any alleged physical or emotional injuries, and/or any claims arising from rights under federal, state, and/or local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment, discrimination or retaliation on the basis of race, national origin, age, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment, discrimination, or retaliation; statutory or common law claims of any kind, including but not limited to:

a.

Title VII of the Civil Rights Act of 1964, the Americans with Disability Act Title VII of the Civil Rights Act of 1964, the Americans with Disability Act of 1990, as amended, Family Rights Act (Cal. Govt. Code § 12945.2 et seq.), Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), and applicable state law;

b.	Labor Code, including for penalties under Labor Code § 2699, et. seq., and the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1971, as amended, and applicable state law;

c.

Any statutory provision regarding retaliation/discrimination including retaliation prohibited by Labor Code §§ 1102.5, 232.5, and 132(a), the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002 and applicable state law;

d.

Contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claim for damages or declaratory or injunctive relief of any kind;

e.	The federal Fair Credit Reporting Act and California Investigative Consumer Reporting Agencies Act;

f.	Any common law claims whatsoever, claims for equity, stock options or any other benefits;

g.	Any amounts allegedly due as wages, benefits, penalties or damages as a result of the employment relationship;

h.

Texas Commission on Human Rights Act, Tex. Lab. Code Ann. §§ 21.001–21.556; Tex. Lab. Code Ann. §§ 61.001–61.095 (payment of wages); Tex. Civ. Prac. & Rem. Code Ann. §§ 122.001–122.003 (jury duty); Tex. Elec. Code § 276.004 (voter leave for up to 2 hours); Tex. Lab. Code Ann. § 1.001 et seq.;

i.

Elliott-Larsen Civil Rights Act, Mich. Comp. Laws §§ 37.2101–37.2804; Workforce Opportunity Wage Act, Mich. Comp. Laws § 408.423 (equal pay law); Unfair Discrimination, Restraint of Trade and Trusts Law, Mich. Comp. Laws § 750.556 (equal pay); Persons With Disabilities Civil Rights Act, Mich. Comp. Laws §§ 37.1101– 37.1607; Michigan Whistleblowers’ Protection Act, Mich. Comp. Laws §§ 15.361–15.369 (whistleblower protections for public and private employees); Mich. Comp. Laws § 600.1348 (jury duty); the Persons with Disabilities Civil Rights Act, Mich. Comp. Laws § 37.1101 et seq.;

j.

Arkansas Civil Rights Act of 1993, Ark. Code Ann. §§ 16-123-101 to - 108; Ark. Code Ann. §§ 11-4-601 to -612 (equal pay); Arkansas Whistle-Blower Act, Ark. Code Ann. §§ 21-1-601 to -610; Ark. Code Ann. § 16-31-106 (no adverse employment action for jury duty); Ark. Code Ann. § 7-1-102 (voter leave);

k.

Missouri Human Rights Act, Mo. Rev. Stat. §§ 213.010–213.137; Missouri Equal Pay Act, Mo. Rev. Stat. §§ 290.400–290.460 (equal pay law); Whistleblower’s Protection Act, Mo. Rev. Stat. § 285.575 (whistleblower protections for private employees); Mo. Rev. Stat. § 494.460 (jury duty); Mo. Rev. Stat. § 115.639 (voter leave for up to 3 hours);

l.

Ohio Civil Rights Act, Ohio Rev. Code Ann. §§ 4112.01–4112.99; Ohio Equal Pay Act, Ohio Rev. Code Ann. § 4111.17 (wage discrimination based on race, color, religion, sex, age, national origin, or ancestry); Ohio Rev. Code Ann. § 4111.13 (whistleblower protection); Ohio Rev. Code Ann. §§ 4113.51– 4113.99 (whistleblower protection); Ohio Rev. Code Ann. § 2313.19 (jury duty); Ohio Rev. Code Ann. § 3599.06 (voter leave); Ohio Workers’ Compensation Act, Ohio Rev. Code Ann. § 4123.90.

Employee acknowledges that the release of claims herein deprives his or her of standing to pursue any claim as an aggrieved employee under the California Private Attorneys General Act (“PAGA”) or as a class or collective representative in any class or collective action against any Company Releasees from all claims and damages, known and unknown, including those which exist or can arise out of employment with Company to the extent permitted by law. Employee avers that he or she lacks standing to bring any representative action under PAGA to the extent permitted by law. Employee further avers that he or she is not an “aggrieved employee” as defined under Labor Code Section 2699(c), and therefore, Employee agrees that he or she cannot maintain any action, present or future, under PAGA, to the extent permitted by law.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with a government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission. However, Employee agrees he or she is waiving the right to monetary damages or other equitable or monetary relief as a result of such proceedings. Nothing in this agreement prohibits Employee from seeking a whistleblower award pursuant to Section 21F of the Securities Exchange Act.

9.    No Worker’s Compensation Pending. Employee expressly represents and warrants that Employee has not suffered any workplace injury during Employee’s performance of services for the Company, and has not filed, and has no intention of filing and/or pursuing any claim for workers’ compensation benefits against the Company. The Company expressly relies on Employee’s representation as a material inducement to enter into this Agreement.

10.    Civil Code Section 1542. In furtherance of this settlement, Employee expressly waives any rights Employee may have under California Civil Code Section 1542, or other state’s similar statutes. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

11.     ADEA Release. Employee specifically agrees and acknowledges:

a.

That Employee’s waiver of rights under this Agreement includes a release of all claims relating to Employee’s age and is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. ("ADEA") and the Older Workers Benefit Protection Act ("OWPA");

b.	That Employee understands the terms of this Agreement;

c.	That Employee has been advised to consult with an attorney prior to executing this Agreement;

d.	That Employee’s waiver under this Agreement is in exchange for consideration which Employee is not otherwise entitled to;

e.	That the Company has given Employee a period of up to forty-five (45) days from the Separation Date within which to consider this Agreement;

f.

That, following Employee’s execution of this Agreement, Employee has seven (7) days in which to revoke Employee’s agreement to this Agreement by notifying the Company in writing and that, if Employee chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment listed above shall then be made to Employee in accordance with the terms of this Agreement;

g.	Employee has read and understands the disclosure enclosed as Exhibit A and Exhibit B;

h.	This Agreement does not release ADEA and OWPA claims occurring after the date of signing.

12.    No Filings and Covenant Not to Sue. A “covenant not to sue” is a legal term that means a person promises not to file a lawsuit or other legal proceeding. It is different from the release of claims contained above. Besides waiving and releasing the claims above, Employee promises never to file or prosecute any legal claim of any kind against any of the Company Releasees identified in Paragraph 8 in any forum for any reason based on any act, omission, event, occurrence, or nonoccurrence, from the beginning of time to the Effective Date, including but not limited to claims, laws or theories covered by the General Release. Excluded from this covenant not to sue (which means that Employee still may file certain charges) is the right to file charges with, or assist/participate in an investigation conducted by, any agency that expressly prohibits waiver of such rights, such as the U.S. Equal Employment Opportunity Commission. Employee understands and agrees that Employee is waiving, however, any right to monetary recovery, including but not limited to compensatory or punitive damages, attorneys’ fees or costs, or other damages or recovery should such an agency, or any other person, entity or group, pursue any claim on Employee’s behalf. Employee represents that, as of the date Employee executes this Agreement, Employee has not filed or caused to be filed any claims against any of the Company Releasees. Nothing in this agreement prohibits Employee from seeking a whistleblower award pursuant to Section 21F of the Securities Exchange Act.

13.    Confidentiality and Arbitration. Employee agrees that Employee will not disclose the terms of this Agreement to any individual or entity, except to Employee’s spouse, attorney, tax consultant, accountant, state and federal tax authorities, or as required by law. Employee also agrees to abide by the continuing obligations in any confidentiality, nondisclosure, or arbitration agreements executed during his or her employment, including the “At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement”, or any other confidentiality or arbitration agreement executed by Employee during their employment, and specifically agrees to hold in the strictest confidence, and not to use or to disclose, to any person, firm or corporation, any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers, suppliers and vendors, software, developments, inventions, processes, formulas, technology, prototypes, designs, sketches, drawings, engineering, hardware configuration information, marketing plans, finances, pilot projects, and other business information (“Company Confidential Information”). Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Employee or others. Notwithstanding any other provision in this Agreement, nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

14.    Continuing Indemnification Obligations. Notwithstanding any provision of this Agreement, the Company agrees that nothing herein shall be construed to limit, reduce, or eliminate the Employee’s liability insurance for its directors and officers or indemnification against the risks of claims and actions against them arising out their service for the Company as set forth under the Indemnification Agreement dated July 21, 2022. The Company shall continue to indemnify and hold the Employee harmless to the fullest extent permitted under the Company’s bylaws, applicable law, and the Indemnification Agreement dated July 21, 2022, for any acts or omissions occurring during the Employee’s employment with the Company.

15.    Cooperation. Employee agrees to reasonably cooperate with the Company’s reasonable requests for information after the Separation Date (including in connection with any pending litigation, arbitration, or other legal dispute which may relate to Employee’s job duties or tasks during his or her employment). The Company will only make such requests when it deems necessary, and when the information sought is not otherwise available within the Company.

16.    No Attorneys’ Fees and Costs. The Parties agree that they shall bear their own respective costs and fees, including attorneys’ fees, in the negotiation and execution of this Agreement.

17.    Full and Independent Knowledge. The Parties represent that they have thoroughly discussed all aspects of this Agreement with their respective attorneys (or have been provided the right to do so), fully understand all of the provisions of the Agreement, and are voluntarily and knowingly entering into this Agreement.

18.    Ownership of Actions. Employee has not transferred or assigned, or purported to transfer or assign, to any person or entity, any action described in this Agreement. Employee further agrees to indemnify and hold harmless each and all of the Company Releasees against any and all actions based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

19.    Governing Law. This Agreement shall be governed by and interpreted under the laws of the state in which Employee worked as applicable to contracts made and to be performed entirely within that state.

20.    Severability. Should any provision in this Agreement be determined to be invalid, the validity of the remaining provisions shall not be affected thereby, and the invalid provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

21.    Entire Agreement. Except as otherwise provided in Section 14, Continuing Indemnification Obligations, this Agreement sets forth the entire agreement between the Parties and supersedes any prior agreements between the Parties pertaining to the subject matter of this Agreement.

22.    No Representations. The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made by any other Party or that Party’s agents, representatives, or attorneys to induce the execution of this Agreement. It is further understood and agreed that Employee has not relied upon any advice whatsoever from the Company or its counsel.

23.    No Modification or Waiver. No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by all Parties to this Agreement.

24.    Interpretation of Agreement. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The headings provided in underline are inserted for the convenience of the Parties and shall not be construed to limit or modify the text of this Agreement.

25.    Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the Company Releasees, and to their heirs, representatives, executors, administrators, successors, and assignees.

26.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission or portable document format (PDF) shall have the same force effect as the originals thereof, except that any Party has the right to insist on receipt of the original signature of the other Party before complying with its own obligations under this Agreement.

27.    Notification. Notice to be given under this Agreement shall be sent to the Company care of Laura-Desiree Shanker via email to lshanker@avinger.com and to Employee at the addresses listed on the signature page hereto.

THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THE AGREEMENT, HAVE BEEN ADVISED OF THEIR RIGHT TO CONSULT WITH COUNSEL CONCERNING THIS AGREEMENT, AND KNOW AND UNDERSTAND ITS CONTENTS.

AGREEING PARTIES

Dated: February 4, 2025	/s/ Nabeel Subainati
Nabeel Subainati

Dated: February 4, 2025	AVINGER, INC.

	Sign:	/s/ Jeff Soinski
Jeff Soinski
Chief Executive Officer